SureWest Communications Completes Everest Broadband Acquisition

    ROSEVILLE, Calif., Feb. 13 /PRNewswire-FirstCall/ -- Leading independent communications holding company SureWest Communications (Nasdaq: SURW) announced today that it has completed the previously announced acquisition of all of the issued and outstanding stock of Everest Broadband, Inc. ("Everest") for a purchase price of $173 million. Everest is a competitive provider of high-speed data, video and voice services in the greater Kansas City area. The transaction more than doubles SureWest's triple-play residential base and facilitates the rapid expansion of its business services.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO)

    About SureWest Communications

    SureWest Communications (http://www.surewest.com) is one of the nation's leading integrated communications providers and is the bandwidth leader in the markets it serves under the SureWest and Everest brands. Headquartered in Northern California for more than 90 years, SureWest's bundled residential and commercial offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. Its fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps. In the greater Kansas City region, Everest Broadband (http://www.everestkc.com) is a network-based residential and commercial provider of voice, digital video and high-speed Internet services.

     Contact:  Ron Rogers
               Media Relations
               916-746-3123
               r.rogers@surewest.com